Exhibit 99.1

INTERNATIONAL GAME TECHNOLOGY REPORTS FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND RECORD SETTING FISCAL YEAR 2001

FOR IMMEDIATE RELEASE	NOVEMBER 6, 2001

         (Reno, NV) International Game Technology (NYSE: IGT) today announced operating results for the fourth quarter and fiscal year ended September 29, 2001.

         Net income for the quarter totaled $55.5 million or $0.73 per diluted share on quarterly revenues and earnings of unconsolidated affiliates of $334.5 million. In the fourth quarter of the prior fiscal year, net income, excluding one-time items, totaled $49.2 million or $0.66 per diluted share on revenues and earnings of unconsolidated affiliates of $316.1 million. Fiscal year 2001 net income was a record $214.0 million or $2.80 per diluted share compared to $138.4 million or $1.77 per diluted share for the prior year, excluding one-time items discussed below. Total revenues and earnings of unconsolidated affiliates attained a new record of $1.3 billion for fiscal 2001, up from $1.0 billion for fiscal year 2000. EBITDA, which consists of income from operations, excluding depreciation and amortization as reflected in our consolidated statement of cash flows and depreciation reflected in earnings of unconsolidated affiliates, improved to $127.4 million in the fourth quarter just ended and $474.5 million for the fiscal year 2001 versus $106.7 million and $334.6 million in the comparable prior year periods.

         “Higher revenues and improved margins produced a remarkable fiscal year 2001,” commented IGT Chief Executive Officer G. Thomas Baker. “We were able to achieve these results because of better games and new technology – particularly our EZ Pay™ ticket-in/ticket-out solution – the wide geographic diversity of our markets, both foreign and domestic, and our exceptional balance sheet strength which allows us wide latitude in the area of share repurchase and other financial initiatives.”

         The prior fourth quarter and fiscal year one-time items included a legal settlement gain, a loss on the sale of the gaming systems business unit previously purchased as part of the Olympic Gaming acquisition, a gain on the sale of the Japanese subsidiary of Barcrest U.K., and an adjustment made to restructuring costs.

         Gaming operations revenue and earnings of unconsolidated affiliates reached $146.4 million in the current quarter versus $107.9 million in the fourth quarter of fiscal 2000, representing the fourth consecutive quarter of record revenue performance for this business segment. Quarterly gross profit on gaming operations and earnings of unconsolidated affiliates was up 23% to $97.9 million versus $79.5 million one year earlier. Fiscal 2001 gaming operations revenue and earnings of unconsolidated affiliates revenue grew to $517.6 million from $401.0 million for fiscal 2000, producing gross profit in fiscal 2001 of $346.5 million, a 25% improvement over the prior year’s $276.2 million. The gross profit margin on gaming operations and earnings of unconsolidated affiliates decreased to 67% for fiscal year 2001 from

69% for the prior year due primarily to interest rate cuts during the year aggregating to 350 basis points. Lower interest rates adversely impact the company’s cost of funding jackpot payments.

         The installed base of IGT wholly owned and joint venture recurring revenue games grew by approximately 1,100 units in the fourth quarter and 7,000 units in the fiscal year to 26,200 units at September 29, 2001. A significant number of new recurring revenue wholly owned and joint venture games were introduced onto casino floors throughout fiscal 2001 leading to the unprecedented year-over-year growth of the installed base. These new recurring revenue games, including such popular themes as Jeopardy!® video, The $1,000,000 Pyramid™, Austin Powers™, I Dream of Jeannie™, and The Price is Right™, were met with strong customer acceptance.

         Play levels on these games dropped immediately following the events of September 11th but have since substantially recovered. Currently, weekend play per game across all jurisdictions is generally above those of the weekend immediately preceding September 11th. Full week play per game is currently at 90% of pre-September 11th levels on average in all jurisdictions.

         Fourth quarter product sales revenue totaled $188.0 million, down from $208.2 million in the year earlier period. Gross profit on product sales, however, was up 4% for the period at $80.2 million versus $77.5 million one year earlier due to a higher mix of domestic units. IGT sold 26,900 machines worldwide in the fourth quarter compared to 32,600 in the same period of fiscal 2000. Domestically, IGT sold 14,900 machines, 55% of total units, during the quarter just ended, compared to 16,100 machines, or 49%, in the fourth quarter of fiscal 2000. Fewer shipments to new properties in the quarter, particularly in California, were offset once again by strong replacement sales. The Company sold 9,600 units into the domestic replacement market in the quarter just ended, making it the second strongest quarter for replacement sales. Domestic replacement sales in the fourth quarter of fiscal 2000 totaled 6,100 units.

         Fiscal 2001 product sales revenue totaled a record $824.3 million worldwide, up from the previous record of $603.4 million set the prior year. This growth resulted from a gain in domestic product sales revenue of 64% to $614.0 million partially offset by an 8% decrease internationally. Gross profit on product sales for the current year was $331.1 million or 40% of revenues, up from $227.6 million or 38% for the prior year. Margins were positively impacted by the increase in volume and by a higher percentage of domestic sales in the overall mix. IGT shipped a total of 119,900 machines during fiscal 2001 compared to 107,000 in the prior year. Domestic shipments improved from 44,700 to 64,600 units, with increased volume in the Nevada, Midwestern, and Native American markets and stronger domestic replacement sales. For the year, the Company’s domestic replacement sales totaled 38,000 units, doubling last year’s number.

         “We are pleased with the 100% increase year-over-year in our replacement machine sales,” said Baker. “Moreover, we fully expect further gains, supported by another strong suite of games introduced at the recent Global Gaming Expo, and our EZ Pay ticket-in/ticket-out technology.”

         International shipments for the year totaled 55,300 compared to 62,300 in fiscal 2000. Unit shipments by IGT Australia were up 47% year-over-year to 9,800 units. Japanese shipments fell by 50% to 7,400 units.

         Fourth quarter 2001 operating income was $103.7 million versus $91.6 million for the same period last year. For fiscal 2001, operating income reached a record $395.3 million versus $267.5 million for the previous fiscal year. Operating margins were 35% and 33% for the quarter and full year just ended, up from 32% and 30% for the same periods in fiscal 2000. Fiscal 2001 benefited from improved margins in both product sales and gaming operations as discussed above. These gains were partially offset by higher selling, general and administrative costs resulting from increased legal and compliance costs, and variable commission and incentive costs related to higher sales volumes. Research and development expenses increased primarily from engineering costs related to the unprecedented rate of new game development, while bad debt expense grew as a result of overall increased sales.

         Other expense, net for the quarter and year just ended, totaled $15.7 million and $55.8 million compared to $10.3 million and $22.5 million in the comparable year earlier periods. The lower net expense in fiscal 2000 resulted mainly from the fiscal 2000 legal settlement.

         During the last quarter of the fiscal year, the Company purchased $8.0 million of its outstanding $1.0 billion Senior Notes due in 2009. Under the Company’s stock repurchase program, IGT purchased 2.5 million shares of its own common stock for $100.7 million during the fourth quarter of fiscal 2001. As of September 29, 2001, the remaining share repurchase authorization totaled 8.3 million additional shares. At September 29, 2001 after giving effect to these transactions, our cash totaled $364.2 million.

         As previously announced on October 24, 2001, International Game Technology will host a conference call regarding its Fourth Quarter and Fiscal Year 2001 earnings release on Tuesday, November 6, 2001 at 11:00 a.m. (Pacific Standard Time) with G. Thomas Baker, President and Chief Executive Officer of International Game Technology. The access numbers are as follows:

         Domestic callers dial 800-288-8975, passcode IGT Conference Call
         International callers dial 612-288-0329, passcode IGT Conference Call

         The conference call will also be broadcast live over the Internet. Please refer to the following information to access the call:

What:	Conference Call following International Game Technology’s Fourth Quarter and Fiscal Year 2001 Earnings Release

When:	Tuesday, November 6, 2001 at 11:00 a.m. (Pacific Standard Time)

Where:	http://www.videonewswire.com/IGT/11062001/

How:	Live over the Internet — Simply log on to the web address above

Contact:	Robert McIver 775-448-0110

         Minimum Requirements to listen to broadcast: The RealPlayer software, downloadable free from www.real.com/products/player/index.html, and at least a 14.4Kbps connection to the

Internet. If you experience problems listening to the broadcast, send an email to webmaster@vdat.com.

         If you are unable to participate during the live webcast, the call will be archived on the web site www.igt.com. To access the replay, click on IGT Investors, FAQ page. The call will also be archived at http://www.prnewswire.com.

         Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 4:15 p.m. (Pacific Standard Time) on Tuesday, November 6, 2001. This replay will run through Friday, November 16, 2001. The access numbers are as follows:

         Domestic callers dial 800-475-6701, access code 607767
         International callers dial 320-365-3844, access code 607767

         Statements in this release which are not historical facts, including statements about consistent introduction of popular games, the strong demand for replacement machines, the growing appeal of ticket-in/ticket-out machines, the customer acceptance of new recurring revenue games, and the play levels per game in most jurisdictions returning to normal shortly after the events of September 11th are “forward looking” statements under the Private Securities Litigation Reform Act of 1995. These matters involve risks and uncertainties, including changes in demand for the Company’s products because of a reduction in the growth of markets or changes in the popularity of our products, the impact of the events of September 11th on play per game across our jurisdictions, a change in the appeal of ticket-in/ticket-out technology, a reduction in the pace of the replacement of machines, a decrease in the popularity of its wide-area progressive systems, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, and the uncertainties generally associated with the development and manufacturing of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of the Company. More information on factors that could affect IGT’s business and its financial results are included in its Annual Report on Form 10-K/A and other public filings made with the Securities and Exchange Commission.

         IGT is a world leader in the design, development and manufacture of microprocessor-based gaming products and software systems in all jurisdictions where gaming is legal. For more information on International Game Technology, visit our website at www.igt.com.

         Contact: Maureen Mullarkey (775) 448-0127 or Robert McIver (775) 448-0110

IGT Fiscal Year 2001

Statements of Income

	Three Months Ended		Twelve Months Ended

	Sept. 29,	Sept. 30,	Sept. 29,	Sept. 30,
(In thousands, except per share amounts)	2001	2000	2001	2000

Revenues Product sales	$188,045	$208,237	$824,267	$603,381

Gaming operations	107,856	75,202	374,942	295,023

Total revenues	295,901	283,439	1,199,209	898,404

Costs and expenses Cost of product sales	107,852	130,772	493,201	375,750

Cost of gaming operations	48,551	28,387	171,087	124,806

Selling, general, and administrative	46,731	43,124	181,521	150,051

Depreciation and amortization	5,577	5,038	20,252	20,897

Research and development	17,936	15,626	62,526	55,204

Provision for bad debts	4,147	2,869	19,073	10,153

Impairment of assets and restructuring	—	(1,223)	(1,100)	6

Total costs and expenses	230,794	224,593	946,560	736,867

Earnings of unconsolidated affiliates	38,581	32,716	142,630	105,991

Income from operations	103,688	91,562	395,279	267,528

Other income (expense) Interest income	13,695	12,190	49,819	50,977

Interest expense	(25,713)	(25,637)	(102,039)	(102,170)

Gain (loss) on sale of assets	(33)	3,355	412	3,636

Other	(3,696)	(218)	(3,999)	25,016

Other expense, net	(15,747)	(10,310)	(55,807)	(22,541)

Income before income taxes	87,941	81,252	339,472	244,987

Provision for income taxes	32,471	29,251	125,537	88,195

Net income	$55,470	$52,001	$213,935	$156,792

Basic earnings per share	$0.74	$0.72	$2.90	$2.05

Diluted earnings per share	$0.73	$0.70	$2.80	$2.00

Weighted average common shares outstanding	74,836	72,483	73,851	76,586

Weighted average common and potential shares outstanding	76,450	74,713	76,525	78,229

IGT Fiscal Year 2001

Condensed Balance Sheets

	Sept. 29,	Sept. 30,
(Dollars in thousands)	2001	2000

Assets Current assets Cash and cash equivalents	$364,234	$244,907

Investment securities, at market value	13,085	21,473

Accounts receivable	249,410	219,948

Current maturities of long-term notes and contracts receivable	62,977	76,320

Inventories	155,890	146,989

Investments to fund liabilities to jackpot winners	29,286	27,939

Deferred income taxes	30,053	29,086

Prepaid expenses and other	62,739	47,564

Total current assets	967,674	814,226

Long-term notes and contracts receivable	90,606	76,888

Property, plant and equipment, at cost	365,135	310,206

Less accumulated depreciation and amortization	(159,788)	(143,297)

Property, plant and equipment, net	205,347	166,909

Investments to fund liabilities to jackpot winners	233,669	229,726

Intangible assets, net of amortization	179,634	143,738

Other assets	246,509	192,229

Total Assets	$1,923,439	$1,623,716

Liabilities and Stockholders’ Equity Current liabilities Current maturities of long-term notes payable and capital lease obligations	$5,023	$4,621

Accounts payable	125,164	76,387

Jackpot liabilities	85,109	55,942

Accrued employee benefit plan liabilities	41,452	31,425

Accrued interest	30,884	31,369

Other accrued liabilities	83,267	59,249

Total current liabilities	370,899	258,993

Long-term notes payable and capital lease obligations, net of current maturities	$984,742	$991,507

Long-term jackpot liabilities	258,457	267,985

Other liabilities	13,228	8,646

Total Liabilities	1,627,326	1,527,131

Stockholders’ equity Common stock	98	96

Additional paid-in capital	365,233	278,825

Retained earnings	1,257,119	1,043,184

Treasury stock	(1,316,444)	(1,215,707)

Accumulated other comprehensive loss	(9,893)	(9,813)

Total stockholders’ equity	296,113	96,585

Total Liabilities and Stockholder’s Equity	$1,923,439	$1,623,716